Exhibit (a)(5)(B)

News Release

Investor Relations Contact:

Douglas S. Sharp

Senior Vice President of Finance,

Chief Financial Officer and Treasurer

281-348-3232

Insperity Announces Preliminary Results of Modified Dutch Auction Tender Offer

HOUSTON – Jan. 8, 2016 – Insperity, Inc. (“Insperity”) (NYSE: NSP), a leading provider of human resources and business performance solutions for America’s best businesses, today announced the preliminary results of its “modified Dutch auction” tender offer, which expired at 5:00 p.m., New York City time, on Jan. 7, 2016.

Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer, an aggregate of approximately 3.01 million shares of common stock were validly tendered and not validly withdrawn at or below the purchase price of $47.50 per share, including approximately 1.81 million shares that were tendered through notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer and based on the preliminary count by the depositary, Insperity expects to purchase approximately 3.01 million shares of its common stock at a purchase price of $47.50 per share, for an aggregate purchase price of approximately $143.2 million, excluding fees and expenses related to the tender offer. Included within the shares expected to be accepted for purchase are approximately 382,000 shares that Insperity elected to purchase pursuant to its right to increase the size of the tender offer by up to 2.0% of Insperity’s outstanding common stock. The shares expected to be purchased represent approximately 12.4% of Insperity’s common stock issued and outstanding as of Jan. 6, 2016.

The number of shares expected to be purchased in the tender offer and the purchase price per share are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the three trading day settlement period. The final number of shares to be purchased and the final purchase price per share will be announced following the expiration of the guaranteed delivery period and the completion by the depository of the confirmation process. Payment for the shares accepted for purchase pursuant to the tender offer, and the return of all other shares tendered and not purchased, will occur promptly thereafter. Payment for shares will be made in cash, without interest. Shares acquired pursuant to the tender offer will be retired and returned to the status of authorized but unissued stock.

As noted in the Offer to Purchase related to the tender offer, Insperity may purchase additional shares of its common stock in the future in the open market subject to market conditions. Insperity may also purchase shares of its common stock in private transactions, tender offers or otherwise. Under applicable securities laws, however, Insperity may not purchase any such shares of its common stock until after Jan. 22, 2016. Any possible future purchases by Insperity will depend on many factors, including the market price of the shares, the results of the tender offer, Insperity’s business and financial position and general economic and market conditions.

Credit Suisse Securities (USA) LLC is serving as dealer manager for the tender offer. Stockholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, Innisfree M&A Incorporated, at (888) 750-5834 (toll-free) or (212) 750-5833 (collect).

About Insperity

Insperity, a trusted adviser to America’s best businesses for more than 29 years, provides an array of human resources and business solutions designed to help improve business performance. Insperity® Business Performance Advisors offer the most comprehensive suite of products and services available in the marketplace. Insperity delivers administrative relief, better benefits, reduced liabilities and a systematic way to improve productivity through its premier Workforce Optimization® solution. Additional company offerings include Human Capital Management, Payroll Services, Time and Attendance, Performance Management, Organizational Planning, Recruiting Services, Employment Screening, Financial Services, Expense Management, Retirement Services and Insurance Services. Insperity business performance solutions support more than 100,000 businesses with over 2 million employees. With 2014 revenues of $2.4 billion, Insperity operates in 60 offices throughout the United States.

Information on Forward Looking Statements

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,”

“likely,” “possibly,” “probably,” “goal,” “opportunity,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions. Forward-looking statements involve a number of risks and uncertainties. In the normal course of business, Insperity, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses or other aspects of operating results. We base the forward-looking statements on our expectations, estimates and projections at the time such statements are made. These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) adverse economic conditions; (ii) regulatory and tax developments and possible adverse application of various federal, state and local regulations; (iii) the ability to secure competitive replacement contracts for health insurance and workers’ compensation insurance at expiration of current contracts; (iv) cancellation of client contracts on short notice, or the inability to renew client contracts or attract new clients; (v) vulnerability to regional economic factors because of our geographic market concentration; (vi) increases in health insurance costs and workers’ compensation rates and underlying claims trends, health care reform, financial solvency of workers’ compensation carriers, other insurers or financial institutions, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims; (vii) failure to manage growth of our operations and the effectiveness of our sales and marketing efforts; (viii) the impact of the competitive environment in the PEO industry on our growth and/or profitability; (ix) our liability for worksite employee payroll, payroll taxes and benefits costs; (x) our liability for disclosure of sensitive or private information; (xi) our ability to integrate or realize expected returns on our acquisitions; (xii) failure of our information technology systems; (xiii) an adverse final judgment or settlement of claims against Insperity; and (xiv) disruptions to our business resulting from the actions of certain stockholders. These factors are discussed in further detail in Insperity’s filings with the U.S. Securities and Exchange Commission. Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.

Except to the extent otherwise required by federal securities law, we do not undertake any obligation to update our forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

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